Exhibit 99.1
STAAR SURGICAL EXPECTS STRONG FOURTH QUARTER RESULTS
26% Year-Over-Year Fourth Quarter Revenue Growth Anticipated
MONROVIA, CA, January 10, 2007—STAAR Surgical Company (Nasdaq: STAA) today provided preliminary unaudited results for the fourth quarter ended December 29, 2006. The Company published the results in preparation for management’s presentation on January 11, 2007 at the 9th Annual Needham & Company LLC Growth Conference in New York City.
Total revenue for the fourth quarter is expected to be approximately $15.2 million, which would be the second highest quarterly revenue level in the Company’s 25-year history. Revenue for the fourth quarter is expected to grow 26% compared with the fourth quarter of 2005. STAAR exited the fourth quarter with approximately $7.8 million in cash. The Company expects to release final fourth quarter and full year 2006 results on February 27, 2007.
“We had several positive developments on the revenue front during the fourth quarter,” said David Bailey, President and CEO. “We generated 23% year-over-year international sales growth during the fourth quarter, which was led by a 104% increase in our refractive product sales. In the U.S. market, we achieved the first year-over-year increase in our domestic cataract product sales, in recent history, and our total U.S. sales grew 31% compared with the fourth quarter of 2005. We’d also note that in anticipation of new product launches in 2007, we recorded an obsolescence charge of $548,000 against certain IOL inventory. This charge will negatively impact gross profit for the quarter.
“While we did achieve our revised goal of doctors certified for the use of our Visian ICL™, U.S. sales of this product were slightly less than sales in the third quarter of 2006. We will continue to execute the strategies implemented during the fourth quarter of 2006 focused on building professional and consumer awareness of the significant benefits of the Visian ICL, which should begin to generate tangible results in 2007. Furthermore, we expect to report 2006 growth in our refractive franchise of 134% over 2005, with refractive product sales representing 22% of total sales for the year as we progress toward our longer range target of 40%,” concluded Mr. Bailey.
About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries. More than 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.
Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the needs of the refractive market, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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